Exhibit 107

Calculation of Filing Fee Tables(1)

Form S-3

(Form Type)

Air Products and Chemicals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Debt	4.000% Notes due 2035	457(r)	$741,020,000 (2)	99.085%	$734,239,667	0.0001102	$80,914.00

Total				$741,020,000		$734,239,667		$80,914.00

(1)	The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering.
(2)	The amount to be registered has been calculated in U.S. Dollars based upon the Euro to U.S. Dollar exchange rate on February 27, 2023 of €1 = $1.0586.